Exhibit 99.1

PETMED EXPRESS, INC.

QUARTER ENDED DECMBER 31, 2021

CONFERENCE CALL TRANSCRIPT

JANUARY 24, 2022 AT 4:30 P.M. ET

Operator

Welcome to the PetMeds Conference Call to Review the Financial Results for the Third Fiscal Quarter ended on December 31, 2021. At the request of the Company, this conference call is being recorded. Founded in 1996, PetMeds is America’s Most Trusted Pet Pharmacy, delivering prescription and non-prescription pet medications, and other health products for dogs, cats and horses direct to the customer. PetMeds markets its products through national advertising campaigns, which direct customers to order online or by phone, and which are intended to increase the recognition of the PetMeds brand name. PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering and rapid home delivery. At this time, I would like to turn the call over to the Company’s Chief Financial Officer, Mr. Bruce Rosenbloom.

Bruce Rosenbloom

Thank you, and I would like to welcome everybody here today. I would also like to remind everyone that the first portion of this conference call will be listen-only, until the question-and-answer session, which will be later in the call. Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs, as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission.

Now let me introduce our CEO and President, Matt Hulett. Matt.

Matt Hulett

Thanks Bruce. Good afternoon and thank you for joining us.

My first several months as the CEO and President of PetMeds has been incredibly busy and exciting. I continue to believe that PetMeds is a terrific company with a talented and dedicated workforce serving a loyal customer base. By the way, we like to feature pictures of our customers’ and employees’ pets in our slide decks. You will see many original pictures throughout this presentation. In fact, this slide features my dog, Harry. As CEO, my continued commitment is to be open and transparent with all of our stakeholders as to how we are engineering the transformation of this iconic company. So today I will spend some time on our current status and share with you how we are thinking about our transition into a growth company, because we believe that this will provide some helpful insight into the business, our most recent results and our future plan. We will kick off that discussion today by describing the overall market and the opportunity, as well as our financial progress through the December quarter. In addition, I will be providing a more detailed perspective on the actions and initiatives that we have begun since I joined in September.

As we’ve covered in our previous earnings call, PetMeds operates in a very large and growing addressable market. The U.S. pet market is over $100 billion in annual sales, and it is expected to reach $120 billion by 2024. The addressable pet medication market where we participate today is approximately $10 billion and growing rapidly. We are one of the leading pet pharmacies today. I hinted at a broader vision in our last earnings call, and we’ve been actively testing and investigating opportunities against this broader vision throughout the last quarter. Based on our research and testing, we now believe that PetMeds has exciting opportunities to address more customer needs than what our business focuses on today. Going forward, these opportunities will further expand our addressable market and allow us to bring even greater value to our customers. More on that later in this presentation.

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Not only are we operating in a large addressable market, we operate in a market that is growing and the behavior is favorable to digital retailers. U.S. household pet ownership has increased and today 7 out of 10 U.S. households have a pet. Certainly, the macro effects of COVID have accelerated this trend and now more than ever pet parents are keenly attuned to the health needs of their pets. We believe these trends indicate that both new and existing pet parents will need more pet medications and other related healthcare and wellness services to provide the healthy and happy lifestyle that they want for their pet family members. Consumers also now expect everything to be real-time, fast and digital, a trend which has impacted every industry. As we have seen in other digital ecommerce verticals, the ongoing move towards digitization of retail is accelerating. Today our addressable market is largely dominated by offline sales, but we see the growing trend to purchase online as very favorable to us. Pet parents see their pets as an extension of their own families, and they are increasingly demanding more healthy pet care options. We see this as a positive trend for PetMeds and an opportunity for growth. Similarly, aligned with the trends in human health, pet parents are thinking through the entire spectrum of their pets’ care, from diet to veterinary services, as well as the channels through which they access those products and services.

Lastly, COVID also accelerated the increasing trend for the digitization of healthcare. Specifically in the pet market, regulations related to in person veterinary visits and prescription fulfillment were temporarily waived for the first time during COVID and moved online in unprecedented ways. We have spent a considerable amount of time conducting research with the industry as well as with pet parents, and we are excited that these market dynamics should facilitate the acceleration of digital-based telehealth services in the pet industry.

During the last earnings call we discussed some key PetMeds differentiators. I want to reiterate those because they are important, and I believe the provide real edge for our company’s transformation. First, our brand is widely known and trusted. In fact, here is an important update since our last earnings call. We just commissioned an extensive customer and market research study that showed that 55% of U.S. pet parents are aware of the PetMeds brand. Having a strong brand takes years to develop and our customers look to PetMeds as their trusted pharmacy and pet medication expert. Second, we have strong operational and quality efficiency as a pharmacy. Our customer care integration with our pharmacy is world-class, which ensures that customers get their products delivered quickly and accurately. Additionally, our vet partners receive quality service delivered through our vet platform. This operational efficiency is hardwired into the fabric of the Company, which will enable us to effortlessly move into new health and wellness adjacencies. Our deep experience with the vet community is a competitive advantage. As we discussed in our last earnings call, we currently have one of the largest direct-to-consumer vet networks in the online retail space with over 70,000 veterinarians that we have worked with over the Company’s history. Currently, our online vet portal has 17,000 active veterinarians and vet clinics. This is a core capability and asset because it enables us to expand our fulfillment capability as we scale our business. Our prescription medication authorization rates are the highest they have ever been, which speaks volumes to the level of veterinarian cooperation we receive on a daily basis.

Our pet pharmaceutical category expertise is something that I view as a towering strength. Many retailers can sell dog bones, but not everyone can provide medication and health advice at scale. Being a differentiated pet medication provider allows PetMeds to focus on our health and wellness offering, especially as the market continues to become even more competitive. Again, more to come on where we see our brand and business going in the coming months. PetMeds currently enjoys a close and strategic bond with our many supply partners. Those relationships have developed over time to become even more strategic. We have direct relationships with all of our major suppliers, and we work together closely to market their products to our customer base. Our customer service and overall customer centricity ethos permeates throughout the culture and our team. We have a 100% lifetime guarantee to customers that we are committed to. We go the extra mile for our customers with truly empathetic and expert service. We just don’t have a transactional interaction with our customers; we have built trusting, genuine relationships. Our customers view PetMeds as a trusted pet health expert and we take that responsibility seriously.

I recently had the pleasure of listening to a phone interaction from a loyal customer of three years from Rhode Island. This customer in particular asked to talk to a manager. As we all know from our experiences as consumers, we typically ask to talk to a manager to escalate a problem or negative experience. This customer started off the call noting that, “There is always a complaint box but never a compliment box.” This customer was calling to give us a compliment. She was amazed with the conversations that she has had with our employees over the last several years. She stated, “Every time I call, everybody that answers the phone is always willing to go above and beyond to help me out to get it to me as soon as they can. I don’t know what group of people you’re pulling this pool of people that you’re hiring from, but every single person has always been pleasant and helpful. It’s unlike anything I’ve ever experienced. It’s just refreshing.” These type of customer interactions are commonplace at PetMeds, and in my experience very uncommon in most companies.

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Before I address our earnings performance, I would like to address several reasons why PetMeds is a strong investment opportunity. PetMeds has a lot going for itself, including PetMeds is profitable with a pristine balance sheet. We do not have any debt. We have approximately $109 million in cash and cash equivalents as of December 31, 2021, and we are cash flow positive. PetMeds is moving from a transactional direct-to-consumer brand to a subscription business. Subscription businesses are clearly compelling business models through their predictable and stable recurring cash flows. We ended last quarter with approximately 25% of our customers enrolled and ordering via our AutoShip & Save subscription program and that number continues to rise. We also continue to have a large base of returning customers, which is an indication of the quality, service, and the value that we deliver. We are fortunate to have a large base of over 2 million pet parents that have purchased from us over the last two years. We have over 25 years of experience as a pure play pet pharmacy, fully licensed in 50 states, delivering outstanding service and value. This domain expertise is what I would call the more complicated part of the pet ecosystem, which makes our progression into other segments much easier. Our customers just love our brand and our service. Our NPS score is over 80, which puts us in the upper quartile along with some of the most beloved brands in the world.

Before Bruce Rosenbloom, our Chief Financial Officer runs through Q3’s financial results, I would like to contextualize how we thought about this quarter. I would characterize this quarter as a transitional quarter. After my years of transformation and turnaround experience, taking a business from a low to no-growth company to a growth company does not happen overnight. It usually takes several quarters of investment and foundational work in order to show meaningful operational progress when executing a business transformation. I will detail the operating rationale behind the numbers after Bruce’s presentation. Now, I would like to have Bruce review our financials for the quarter.

Bruce Rosenbloom

Thanks Matt. Now, we will review the financial results. We will compare our third fiscal quarter ended on December 31, 2021, to last year’s quarter ended on December 31, 2020, and in some cases, we will refer back to December 31, 2019. I would also like to highlight that we are introducing new non-GAAP financial metrics, Adjusted EBITDA, and Adjusted EBITDA per share. We decided to include these new metrics because they are key metrics used by management and our Board to evaluate our operating performance, generate future operating plans, and make strategic decisions regarding the allocation of capital. Adjusted EBITDA and Adjusted EBITDA per share are a more accurate picture of our underlying profitability and it also highlights the increase in non-cash stock-based compensation, which increased significantly in the current year. Similar to our prior quarters, we faced a unique situation comparing two totally different environments between 2020 pandemic and 2021 mostly post-pandemic. In fact, we saw a stronger month of December in 2020 than our historical averages, which was primarily driven by increased ecommerce demand, as a result of the second wave of the pandemic in December 2020, which caused many retail stores to close and many veterinarians to be unavailable.

During the quarter ended December 2021, we also executed on a number of new changes to our marketing partnerships, agencies and processes that were more important investments to help transform the Company into a growth business. During this transition phase, or as Matt likes to call it, our ‘test and learn phase’, we were less efficient in the deployment of our variable marketing investment. During the quarter, we ended spending approximately 34% more in advertising year-over-year where we spent $4.3 million in the quarter ended December 31, 2021, compared to $3.2 million for the same period the prior year. Approximately 50% of this increase was due to rate increases across our marketing channels, and the remaining portion was due to an increase in a number of advertising impressions we delivered across a variety of advertising platforms. As we move into our first full quarter, the quarter ending March 31, 2022, with our new marketing partnerships, agencies, and processes, we expect to be much more efficient with our variable marketing spend with improved results.

For the third fiscal quarter ended on December 31, 2021, sales were $60.7 million compared to sales of $65.9 million for the same period the prior year, a decrease of 7.9%, but sales actually increased by 1.3% versus the quarter ended December 31, 2019, prior to the pandemic. The decrease in year-over-year sales was due to decreases both innew order and reorder sales. Our sales were negatively impacted by a competitive market, inefficient variable marketing spend in the quarter, and a crowded advertising space with substantially higher costs compared to the same quarter last year. In addition, during the past nine months there was an increase in veterinarian visits by pet owners who were unable to visit their veterinarian during the pandemic. We believe the increase in veterinarian visits was primarily due to pet owners needing to visit their veterinarians for their pet’s annual exam and to renew their prescriptions. Since some pet owners purchase medications directly from their vets during their visit, the Company believes this negatively impacted sales, and especially reorder sales during the quarter and nine months ended December 31, 2021.

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We were disappointed with our sales results during the quarter compared to the prior year results, however, sales were trending more positively in the months of November and December 2021 when you compare them to the pre-pandemic months of November and December 2019. Reorder sales decreased by 6.5% to $56.3 million for the December 2021 quarter compared to reorder sales of $60.2 million for the same quarter the prior year, while for the quarter ended December 31, 2019, our reorder sales were $53.8 million. Encouragingly, reorder sales in the most recent quarter, while down versus a year ago, were up approximately 5% compared to 2019 pre-pandemic.

AutoShip revenue continues to grow and currently approximately 25% of our revenue was generated from our AutoShip & Save subscription program, with some of our more popular brands having exceeded 30%. Growing our subscription revenue is one of our main priorities in 2022. We would expect to see stronger reorder sales in 2022 as our AutoShip revenue continues to grow.

A positive trend to highlight for the quarter was the continued increase in our average order size. Our average order value was approximately $89 for the quarter compared to $88 for the same quarter last year, and $85 for the quarter ended December 31, 2019. For the nine months ended December 31, 2021, our AOV was $92 compared to $88 for the same period the prior year.

New order sales is obviously one area that needs improvement, and we are actively deploying new thinking and initiatives around re-engineering new customer growth. New order sales decreased by 22% to $4.4 million for the quarter, compared to $5.7 million for the same quarter the prior year. We acquired approximately 53,000 new customers in our third fiscal quarter ended December 31, 2021, compared to 73,000 for the same period the prior year. However, we anticipate that our spend will be more efficient as advertising prices stabilize and as the pandemic further subsides. More importantly, we expect improved marketing effectiveness in our media spending as we continue to deploy our new marketing initiatives.

For the third fiscal quarter, net income was $4.3 million, or $0.21 diluted per share, compared to $7.6 million, or $0.38 diluted per share for the same quarter last year, a decrease to net income of 44%. Adjusted EBITDA for the third fiscal quarter was $7.6 million or $0.37 diluted per share, compared to $11 million or $0.55 diluted per share for the same quarter last year, a decrease to Adjusted EBITDA of 31%. Adjusted EBITDA and Adjusted EBITDA per share adds back certain non-cash expenditures. These non-cash expenditures are stock compensation, interest income and expense, income taxes, depreciation and amortization. Again, Adjusted EBITDA and Adjusted EBITDA per share are non-GAAP key measures used by management and our Board to evaluate our operating performance, generate future operating plans, and make strategic decisions regarding the allocation of capital. We will continue to disclose this financial measure in our future filings.

For the third fiscal quarter, our gross profit as a percentage of sales was 29.2% compared to 29.8% for the same period a year ago. The percentage decrease for the quarter can be attributed to some of the major manufacturers shifting their funding from discounting product costs to cooperative marketing rebates. There may be an opportunity to improve gross margins in 2022, if the shift to prescription medications continue and we can grow future sales with minimal price promotions.

We had $108.9 million in cash and cash equivalents, and $27.6 million in inventory, with no debt as of December 31, 2021. The Board of Directors also declared a quarterly dividend of $0.30 per share on the Company’s common stock. The dividend will be payable on February 18, 2022 to shareholders of record at the close of business on February 7, 2022. The Company continues to be committed to returning capital to our stockholders, however, the declaration and payment of future dividends is discretionary and will be subject to a determination by the Board of Directors each quarter following its review of the Company’s financial performance.

Now I’d like to hand the presentation back over to Matt. Matt?

Matt Hulett

Thanks Bruce.

My commitment is to be clear and transparent with all of our stakeholders as we start to unpack the plan for growth and our strategic plan, so let me jump in.

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It has been almost four months since I started at the Company and rapidly dived into looking at the key elements of the business that includes people, process, and strategy. During major transformation periods in a business, it is common and even expected to have some uneven execution and we have been no exception. But equally, we’ve made some huge inroads into strategic journey. Here is the status of our 90-day transformation blitz.

Let us start with our people. PetMeds has historically had a thinly staffed Executive Management team. I have recently brought in three new executive team members that I believe are perfectly suited to help execute our business transformation. You may have seen that we’ve announced these three new executive team members earlier this month. In case you missed it, I am pleased to tell you about the following additions to our team who I am confident will be game changers as part of this new chapter of PetMeds.

Our new Chief Information and Technology Officer is Mark Moseley. He joins us from Rosetta Stone where he spent 17 years driving every aspect of their technology and operations. His unique experience includes IT, scaled product development, infrastructure and operations.

Our new Chief Marketing Officer is Dan Pingree. He joins us with a diverse set of digital retailing experiences including seven years as the Chief Marketing Officer at Moosejaw Mountaineering and this experience includes being part of the team that successfully sold the business to Walmart. In addition, he has public company direct-to-consumer pharmaceutical experience as an executive at drugstore.com.

Our new Vice President of People is Jacqueline Smith. She joins us from her previous role at Anju Software as the Vice President of HR where she led Global HR Operations. She has over 20 years of extensive experience in change management and business transformations and has already been critical to revamp our human resource tools and best practices.

We are very excited to have all three of these talented individuals now contributing their valuable skills to PetMeds.

Now let’s shift to process. PetMeds had a very agile culture which I discovered in my very first days of the Company and recognized as a real benefit when performing a business transformation. I mentioned on our last earnings call several areas that we were looking at as organic upsides. The first area of focus has been our marketing spend. As you might have seen, our variable marketing for the quarter ended December 31, 2021 increased to $4.3 million, from $3.2 million last year. Over the quarter we unbundled our legacy marketing relationships and transitioned to new agency partners and marketing operation tools. This work happened towards the back of the quarter. This transition in November has given us additional time to test and learn as we spend and analyze the effectiveness of our marketing across the many channels that are available to us and ahead of the important flea and tick season starting in March.

While we lean into this transition, we are assuming some level of marketing inefficiency while we refine our messaging and spend. I would expect the following as we enter into next quarter: Our marketing effectiveness will get better and our overall spend in variable marketing may increase in certain channels on a year-over-year basis, as long as we see the appropriate return in performance.

As part of our shift to a subscription-based ecommerce company, we plan on introducing new metrics that better reflect how we are managing the business. For instance, in future earnings calls we plan to introduce LTV to CAC as a key operating ratio. LTV to CAC, which stands for lifetime value divided by the cost to acquire a customer, is a common ecommerce measure to track sales and marketing efficiency, and customer profitability. We have loyal customers that stay with PetMeds for a long time. In an environment where we are moving our customers to our AutoShip & Save subscription program, we feel LTV to CAC will provide investors with additional visibility to the ongoing value that we are creating with our loyal customers.

The second area of focus is identifying new customer segments. Historically, PetMeds has used a similar marketing approach for over 10 years. We have just completed an extensive consulting project that included a large study which featured a representative sample of all U.S. pet parents as well as our own customers. Based on that comprehensive work, we have identified several new large and attractive customer segments to target, and we are testing and learning against these segments right now. One interesting finding that speaks to what I discussed last time during our earnings call, in terms of company assets, is that 55% of the U.S. pet parents surveyed were already familiar with the PetMeds brand. That is a huge advantage for us as we efficiently and effectively restart our growth initiatives.

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Now, let’s shift to strategy. To be really clear, PetMeds is in a fantastic market position and focused on one of the highest gross margin categories in the pet market. But, PetMeds has the opportunity to cement its position by becoming a premium leader in the larger vertical in which it participates today. During our last earnings call, which was my first earnings call at the Company, I mentioned our early thoughts on a new strategy, moving the Company into a broader health and wellness play.

We have continued to test and validate this strategy at a rapid pace. I am big believer in being a measured capital allocator. We see a lot of opportunity in expanding into new health and wellness adjacencies. This last quarter, we have been successfully testing a pet telehealth service as a partnership to a cohort of our customers, and the customer feedback has been extremely positive. This type of quick and agile testing will continue, and we look forward to forthcoming announcements in terms of partnerships in the future. We see a great future in adding more health and wellness services to our business, and especially growing our ecommerce subscription base well beyond our current level of 25%.

I would like to end my prepared remarks by reiterating that the changes I’ve just described regarding people, process and strategy have been executed at a rapid pace as necessary investments and are all pursuant to a well-thought-out strategic plan for our transformation. I hope this transparency will demonstrate our confidence in the future of the business, while also providing some insight into the associated investment costs as they appear in our operating results.

This ends our prepared remarks. Operator, we are now ready to take questions.

Operator

To ask a question please press star one on your phone. Please note that you may not be able to ask a question if you are listening to via the webcast. You must dial directly into the call to in order to ask a question. Our first question is from Erin Wright with Morgan Stanley. Please proceed with your question.

Erin Wright

Great. Thanks for taking my questions here. Can you elaborate on some of the changes you’ve made in the marketing strategy and the partnerships there, and can you give us an update on the traction on that front? You said that some of this didn’t really pick up or wasn’t initiated until later in the quarter, but how should we be thinking about the advertising spend then in the coming quarter and then over the course of Fiscal 2023, is this the sort of level we should anticipate kind of going forward?

Matt Hulett

Hey Erin, thanks for the questions. Great to hear from you. Several things, and then Bruce, why don’t you jump in at the end? One is what I mentioned on the call today is that we really changed out a legacy set of partnerships and went into several others, for a couple of reasons. One is, really the way we’ve been targeting customers has been pretty much the same way we’ve been targeting customers for the last 10 years. We’ve identified some new customer segments to go after because we’ve really been going after a small cohort of customers for a long time, and so as part of that unravelling, or I call it the unbundling of these relationships, which was kind of in the middle to late of the quarter, we are testing a lot of net new channels as well as some new spend levels. I think as you heard from the call today you can expect ROAS, which is a metric we’ll de-emphasize, but LTV to CAC should be at much healthier levels and the variable marketing spend to revenue could go up but we’d associate that with more efficiency going forward. The reason why we hit the gas so hard, to be blunt, is flea and tick season starts in March. I want to make sure that we are ready to go with rock solid go-to-market plans before March and so, I’m really confident that we’ve got the right people and processes around spend.

Bruce, is there anything you want to add to that?

Bruce Rosenbloom

As far as the increase in marketing, we talked in the call earlier, 50% was due to rate increases across our marketing channels, and the remaining portion was due to increase in the number of advertising impressions. We definitely made an effort to grow new customers, but obviously we’re a bit more inefficient than we would have expected to be. But I think we definitely have some better insights from the quarter and I think that’s going to help us in the current quarter, in the March quarter, as we move forward.

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Erin Wright

Okay, great. Thanks. You mentioned AutoShip penetration I believe at 25%. Where can that go over time realistically, just given the mix of the products that you have? What percentage of revenue would be tied to more chronic treatments as opposed to acute, and how far can that ultimately go? Thanks.

Matt Hulett

We haven’t really guided to a kind of pareto percentage that would be ideal for the business. But I can tell you what our supplier partners tell us is that over 50% would be on benchmark or above, and that’s because the good news is that not only chronic but also even nonchronic medications in this marketplace are highly consumable. That’s not our official number but that’s what we’re hearing from our supply partners, 50% or above, and I’d love to see the AutoShip numbers grow more aggressively, which we’re working on this quarter.

Erin Wright

Okay, great. Thank you so much.

Matt Hulett

You’re welcome.

Operator

Our next question is from Anthony Lebiedzinski from Sidoti & Company. Please proceed with your question.

Anthony Lebiedzinski

Yes, good afternoon and thank you for taking the questions. I guess first question on the AOV increase, what are the main reasons for that and how do you see that trending in the future quarters here?

Matt Hulett

Do you want to take that?

Bruce Rosenbloom

Hey Anthony, how are you doing? AOV, I think it’s a function of we talked about previously where we’re seeing a movement more so to Rx, where during the pandemic we actually saw a large uptake in OTC, which was a little bit unusual with our trends that we were seeing previously, or should I say pre-pandemic. So, we’re going back to a more normalized distribution between Rx and OTC. That obviously helps. As you know, we do buy direct from the major manufacturers as well, and we do have MAP pricing that we need to adhere to. When there are the annual increases that our manufacturers have on the price of products, the MAP pricing will also increase, so it gives us an opportunity to pass on those additional increases to the customers.

Anthony Lebiedzinski

Got you, okay. In terms of the G&A expenses, those were higher than we anticipated. Can you just quickly go over what drove that increase from last year, and then as far as the expected quarterly G&A run rate, what should we anticipate going forward?

Bruce Rosenbloom

Right. I would say that from the G&A perspective the majority of that is stock compensation and that’s one reason why we introduced the new metric Adjusted EBITDA, to account for that. Stock compensation increased significantly during the quarter, and we expect that number to increase year-over-year moving forward. That’s one of the reasons behind it. As far as the other items, there’s really nothing else that was really a specific driver of the increase in G&A other than stock compensation. Obviously, Matt mentioned we did increase our headcount in our Executive Management team, so both stock compensation and payroll expense would increase G&A.

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Anthony Lebiedzinski

Okay. Got it. Then a longer-term question. As you work to transition the business to be more of a subscription-based business and you look to add more pet telehealth, how should we think about long-term operating margin profile of the company?

Matt Hulett

It’s a good question. I have kind of a flank answer to that, Anthony, and then I’ll let Bruce answer it as well. The reason why the shift from LTV to CAC versus ROAS—and it’s a little bit nuanced for some folks who are not used to that metric—is the fact that the Company used to think about returning capital in terms of variable marketing within the quarter, and that’s somewhat not realistic with kind of modern-day marketing practices. So there’s some things you’d be doing like connected TV or linear TV that may not pay off in three months, but may pay off over time, and so it’s important to make sure that you’re not doing bottom-of-the-funnel marketing only. That’s not where we’re going to expand into customers, and that’s some of the margin profile shift in terms of the variable marketing between LTV and CAC and that’s why we reinforce that. From a LTV basis, Bruce, I think we could say that we expect LTV as we introduce that metric to go up over time because we haven’t done a great job as a business attaching net new products, and certainly at 25% AutoShip I would anticipate LTV to go up over time because we have recurring, on file customers.

Bruce, is there anything you would like to add?

Bruce Rosenbloom

No, I would agree with that 100%. There’s definitely an opportunity there. One item is more related to gross margins but with our vendors recently shifting this year to co-op marketing it negatively impacted margins, but we’re going to go on a year-over-year and anniversary in those changes, so hopefully over time there may be an opportunity for gross margin expansion moving forward. But that also is dependent on how much additional discounting we may need to attract new customers.

Anthony Lebiedzinski

Got it. Okay. Then, lastly, with your strong cash position, what are your thoughts about buying back your shares?

Bruce Rosenbloom

As far as a buyback—sorry, Matt. You do have about $28 million currently authorized, and I don’t think we’ve been active in the share buyback since 2019. That’s something that we discuss with the Board periodically, and as of to date they have been more keenly—have been concentrating more so on the dividend to return equity back to shareholders more so than the share buyback. But we have been active in the past and there may be opportunities going forward. We’ll see how that shapes up.

Anthony Lebiedzinski

Got it. Okay. Thank you very much. Best of luck.

Matt Hulett

Thanks Anthony.

Operator

Our next question is Corey Grady from Jefferies. Please proceed with your question.

Corey Grady

Hi. Thanks for taking my question. I wanted to ask about reorder sales. How did results for the quarter compare to your expectations coming? Then, can you expand on what you’re seeing in terms of visit trends and overall performance from the vet channel?

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Bruce Rosenbloom

Matt, do you want me to grab that?

Matt Hulett

Yes, go ahead. Sure.

Bruce Rosenbloom

I’ll take the first part. As far as reorder sales for the quarter, down about 7%. For the nine months, down about 9%, so obviously off—we were off from a year-over-year perspective, but if you look at reorder sales from pre-pandemic levels, so say December, 31, 2019, we’re actually up 5%. So, I think we’re moving in the right direction as far as reorder sales. The success, the early success that we’ve seen in our AutoShip & Save subscription program is going to be a huge determining factor moving forward with reorder sales and as we grow that percentage, that will also—should move reorder numbers, so that’s one part.

Matt, do you want to touch base on the second part of that question?

Matt Hulett

Yes, I just wanted to add one thing that Bruce, you mentioned in the prepared remarks is December was an odd month. Where typically you never have a strong December in the business, and we had one, and so there was these weird base effects that still pop up when there’s COVID restrictions. That was just a weird year-over-year comparison for us. We were feeling pretty good, like in November for instance, year-over-year, and December was a little bit of an anomaly. Bruce, don’t you think that’s accurate?

Bruce Rosenbloom

Yes, that is. That’s very true.

Matt Hulett

So we’re feeling pretty good overall on just the reorder base. It’s been a really—it’s been a bedrock to the business. It’s been extremely loyal base. We provide exceptional service. I’m not as—that’s one area that we’re not as worried about and we’re clearly focused on it. We’re going to enhance the benefits to those AutoShip subscribers as well, so I think that’s just going to get stronger, what Bruce mentioned. It’s the new customer space that obviously we’re like a laser beam very focused on.

Did that answer your question, though?

Corey Grady

Yes, it did. Thank you. Then my other question, I wanted to ask about performance within OTC and Rx meds. Maybe within OTC can you talk about what subcategories are outperforming and which are underperforming, and then maybe the same on the Rx side?

Bruce Rosenbloom

Matt, do you want me to take that?

Matt Hulett

Sure. Yes, maybe just general. Can we maybe be coy about it, Bruce? Real quick is I think the one thing about our business that’s surprising, diving into it, is that we don’t attach a lot of additional products. That’s one area that obviously we have a high concentration in Rx, and it won’t surprise you because you can go to our site and see exactly what are our top sellers. I think that’s a big area of opportunity to have a bigger basket over time. Bruce, what were you going to say? Sorry.

Exhibit 99.1 Page 9 of 11

Bruce Rosenbloom

As far as the categories, it’s pretty much the same tried and true: flea, tick, heartworm preventatives. It’s really concentrated around the maintenance medications. We really don’t give a breakdown of per category, but in the past we’ve always mentioned flea, tick and heartworm make up an overwhelming majority of our business. That’s held true today. There’s definitely more opportunity moving forward with new SKUs that are coming to market, and also the opportunity to add on [to the basket] with additional items. That will continue, but I think the breakdown by channel is not something that we are willing to share with the public today.

Corey Grady

Got it. Thank you.

Matt Hulett

Thank you.

Operator

As a reminder, if you would like to ask a question, please press *1 on your phone. Our next question is from Ben Rose with Battle Road Research. Please proceed with your question.

Ben Rose

Yes. Good afternoon, Matt and Bruce. A couple of questions. With regard to the pet telehealth service that you’ve been hinting at, Matt, is there anything you can reveal in terms of what sort of benefits you might be taking a look at, what the timing might be for actually launching such a service so we can sort of prepare ourselves for that kind of timeframe?

Matt Hulett

I had a feeling that was going to whet your appetite, you in particular because I know you’ve asked me about this before. Not yet. The reason why I’m bringing it up is I don’t want to surprise investors, and analysts like yourself. I can tell you this, that our customers absolutely love it. There’s unique take that we’ll have on this type of service that no one has really thought through, and when we launch it it’s going to be really thoughtful. The reason why I’m not pre-announcing on an earnings call but I’m talking about the pilot is I think there are a lot of investors and stakeholders are expecting deployment of capital on partnerships and M&A, and I’ve certainly hinted at that. We’re pretty active in thinking through all that. But the pet telehealth service, in particular, is pretty unique to PetMeds because we are already seen by our customers as experts, so when we deploy this and rolled it out, the feedback has been incredible. So, stay tuned. I hope to have something fulsome to discuss by next earnings call.

Ben Rose

Okay. Great. With regard to the advertising mix, Matt, I know that this is a bit part of your expertise and you’ve been taking a close look at what’s been going on. Can you maybe just give a little bit of perspective on whether you’re seeing any of the advertising rates for key words and so forth on some of the major social media platforms, whether that’s starting to stabilize, or do you expect that to continue to be competitive going forward?

Matt Hulett

There’s kind of a macro/micro answer. The macro is the social media platforms—in particular, anything owned by Facebook—certainly there’s less supply. The Apple IDFA action has limited the amount of supply and you just can’t target as well as you used to, and so lack of supply, same demand, prices go up. I think that’s the macro piece, particularly on social in terms of CPMs increasing. I think the micro piece would be the fact that we’ve had the same playbook for many years on returning and new customer acquisition. Very optimized for returning capital very quickly, and that precludes you from doing discovery up top of the funnel and broader awareness in the category, which, like you heard in the prepared remarks, really does add inefficiency when you start testing. But overall, I’m pretty confident over time we’ll figure out that mix of top-of-the-funnel marketing because we’re so widely known as a brand.

Exhibit 99.1 Page 10 of 11

So, longwinded answer is the market in general for social impressions is pretty high. I don’t think it’s going to get a lot higher. I think the other channels actually have settled down, and then I think for us it’s figuring out the right segments and the right message to go after within those channels. But I’m overall very confident that the hard work of unwinding everything has been done this quarter and then we should see net improvements every time we talk.

Ben Rose

Okay, great. If I may, just one more question. With respect to your relationships with the veterinarian community, it sounds like that’s a real strength of the company. The question I have specifically, is there any thought to making more of an outreach to sell directly to the vets? Selling prescription and OTC medications so that they can in turn turnaround and sell that product to their customers, since so many pet owners turn to their vets for purchasing this kind of prescription medication?

Matt Hulett

Great, great question. Nothing to announce here, but the reason why I keep emphasizing that spat is it is asset that we have that I think is really, really underutilized, and that would make a lot of sense because if you think about the $10 billion medication market, 75% of that market is distributed through the vet. We’re fans of vets. We talk to vets all the time. We have a vet pharmacy and we’re interacting with vets everyday; we’re just not having business relationships with them. We’re having very transactional relationships with them around authorization. So, very clearly, to have 75% of a market not being activated by a retailer is something that is interesting to us, but nothing to announce now.

I would say overall, the more you can do with vets to make your lives easier in terms of whether it’s telemedicine, whether it’s appointments, everything else that they have to deal with outside of treating pets I think would be welcomed. So, I do think it’s an advantage. It’s something that we’re definitely looking at as a future opportunity.

Ben Rose

Okay. Thanks very much.

Matt Hulett

You’re welcome.

Operator

Our question-and-answer portion of the call has ended. I would now like to turn the call back to Matt Hulett, the Company's CEO, for his concluding remarks.

Matt Hulett

Thank you Operator.

As you just heard, the future of PetMeds is much broader than just a prescription ecommerce company. We are building our strategy out and working hard to transform into a broader ecommerce and subscription brand that reflects and leverages our status as the trusted pet health experts. I will continue to detail our progress and look forward to providing you with updates in the not too distant future.

Thank you for listening in. Operator, this ends the conference call.

Operator

This concludes today's conference, and you may disconnect your lines at this time. Thank you for your participation.

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